Exhibit 99.2

November 8, 2002

Dear Shareholder:

We announced today in the attached press release our decision to review a range of strategic alternatives and that we have retained Goldman, Sachs & Co. as financial advisor to assist in this review.

For the past 76 years as a leading broadcaster, Fisher Communications has successfully adapted to both changes in the broadcasting sector and the cyclical nature of advertising. During the past two years, an extremely difficult period for media companies, our company has restructured and streamlined its operations, made great strides in achieving company-wide expense reductions, and worked to capitalize on initiatives and products that extend the reach of its broadcasting content – all while maintaining the highest standards for content across its media outlets.

Throughout its history, Fisher Communications has focused on creating long-term value for its shareholders and acting in the interest of the company’s constituencies. Consistent with this focus, and in light of industry conditions, the Board determined that it is appropriate for the Company to review a range of strategic alternatives.

We are grateful for your continued support.

Sincerely,

/S/ DONALD G. GRAHAM, JR. Donald G. Graham, Jr. Chairman of the Board	/S/ WILLIAM W. KRIPPAEHNE, JR. William W. Krippaehne Jr. President & CEO